Exhibit 99.2

Diodes Third Quarter 2005 Conference Call
Participants: Dr. Keh-Shew Lu, Carl Wertz & Mark King

Introduction: Crocker Coulson, CCG

Good morning and welcome to Diodes’ third quarter 2005 earnings conference call.

With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu, Chief Financial Officer, Carl Wertz, and Mark King, VP of Sales and Marketing.

Before I turn the call over to them, I want to remind our listeners that in this call management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities & Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of October 26, 2005. Diodes assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days at the investor relations section of Diodes’ website at www.diodes.com.

And now I’d like to turn the call over Diodes’ President and CEO, Dr. Keh-Shew Lu.

Dr. Keh-Shew Lu, President & CEO of Diodes

Welcome everyone, and thanks for joining us on the call today. I particularly want to welcome the new shareholders that participated in our recent follow-on offering. We appreciate your interest and will do everything we can to keep our investors informed about Diodes performance, strategy for growth and business outlook.

I am pleased to report another very strong set of results for the third quarter of 2005. Diodes is positioned in the right markets and continues to grow our share with a broad OEM customer base. Our new products and design wins continue to fuel our sales momentum and boost our margins.

Here are a few of the highlights of our 3rd quarter results:

•	Revenues increased 9.8% year-over-year to a record $54.2 million,
•	New product revenue was strong at 15.2% of total sales,
•	Gross margin improved 90 basis points to 34.8% from 3Q04,
•	And we reported net income of $8.4 million, or $0.51 per share, up from $7.2 million, or $0.47 per share, in 3Q04.

These results reflect the strength of our business model that delivers profitable growth to our shareholders, while continuing to gain share in our addressable market and build strong customer relationships.

During the first nine months of 2005, Diodes generated $41 million in cash flow from operations. And on September 22, we closed on a successful secondary offering of 1.75 million shares of our common stock, which generated net proceeds to the Company of approximately $60 million.

As of September 30th, 2005, we have $104 million in cash and investments, shareholders equity of $202 million, and a $42 million available line of credit. This very strong financial position provides Diodes with the ability to aggressively pursue our corporate growth initiatives.

When I joined the Company in June, we announced that as part of our long-term growth plans Diodes would expand our product range into adjacent technologies, including analog and mixed signal devices. This strategy is a natural evolution for Diodes and builds on our highly efficient, scalable manufacturing capabilities and our strong and diverse OEM customer base. We believe the move into adjacent technologies will enable us to significantly expand our addressable market, deliver greater value to our customers, and enhance our margins - realizing our vision of profitable growth.

I am pleased to say that we are already making tangible progress in realizing this vision.

We have made several new hires - including a Global New Product Manager and a Product Engineering Manager - who bring us decades of experience in analog and mixed signal devices at leading global semiconductor companies.

We have developed our initial product road map and identified a number of product areas where we see a defined need from our existing customers and a good fit with our existing strengths in packaging and applications engineering.

We are gearing up to produce new packages at our Diodes-China facility that will be suitable for these standard analog devices. These include the SO-8, or small outline 8-pin package, and our SOT-223 package, which builds on our popular PowerDI packaging.

And we are actively evaluating a number of strategic acquisition opportunities that offer Diodes substantial intellectual property and proven standard analog products so as to accelerate the introduction of new analog and mixed signal devices.

While it is not possible to predict the outcome of these efforts, we are seeing a number of compelling candidates and expect to have something to announce in the quarters to come.

We would expect to launch our first analog devices during the first half of 2006, and to begin to recognize meaningful revenues from these products in the second half of next year.

Our plan is to begin with introducing standard analog devices, and then to leverage our strength in Application Specific Multi-Chip Circuits to drive a range of products that combine discrete, analog and logic devices in a single package.

We see a broad range of opportunities in which circuit integration at the packaging level can deliver space, power and design efficiencies to our customers - in effect lowering their cost while at the same time enhancing our margins. We have proven this concept with our discrete array products, and believe the market potential is very substantial. By 2007, we expect to be launching our multi-chip analog and mixed signal devices.

So what is our strategy for growth?

First, we will continue to aggressively introduce new products and platforms in both discrete and analog technologies. Rapid introduction of new and proprietary products has enabled Diodes to secure our customer relationships, expand our addressable markets, and enhance our margin performance.

Second, we will leverage our strength in next-generation, flexible packaging and insight into customer design requirements to drive multi-chip devices that deliver even greater value to our customers.

Third, we will continue to distinguish ourselves through our intense customer service.

Fourth, we will continue to expand our manufacturing capacity to accommodate customer demand and gain scale benefits. We currently have the capacity to turn out over 9 Billion units per year, and have increased our capital investment plan to bring additional capacity on line by year end.

And finally, we are pursuing strategic acquisitions that can accelerate our growth strategy and where we can realize efficiencies by capitalizing on Diodes world-class manufacturing and blue-chip global customer base.

We are very pleased to have recently been named #26 on Forbes magazine’s list of 200 Best Small Companies, up from number 100 in the prior year. This recognition was based on the outstanding record of growth and profitability Diodes has achieved over the past five years. And we are very excited about the potential to sustain that pattern of exceptional performance as we execute the growth strategy I have outlined.

Now I’d like to turn it over to Carl for a more detailed discussion of the financials for the quarter.

3Q05 Financials: Carl Wertz

Thanks, Dr. Lu, and hello everyone.

We feel very positive about our solid third quarter results, which were accomplished despite continuing softness in the global demand for discrete devices. We continue to align ourselves with the most attractive growth regions and equipment categories. Also, our disciplined fiscal plan enables the Company to manage costs and expenses effectively to serve our customers’ rapidly changing needs with innovative, high-margin products. This approach has provided us with consistent quarterly earnings growth.

The Company’s results for the third quarter included:

•	Revenues were a record $54.2 million, an increase of 9.8% from the third quarter of 2004, and a sequential increase of 7.1%.

•
Gross margin advanced 90 basis points to 34.8% year-over-year, compared to 33.9% in the third quarter of 2004, and 34.6% in the second quarter of 2005. The improvements in gross margin were the result of the positive contribution of higher-margin new products, a favorable product mix, and efficient utilization of manufacturing capacity.

•
Selling, General & Administrative expenses for the quarter were $7.6 million, or 14.0% of sales, as compared to $6.2 million, or 12.5% of sales, in the comparable quarter last year. The increase was primarily attributable to non-cash expenses related to share grants made in connection with the strengthening of Diodes’ senior management team. These 220,000 shares will continue to be expensed quarterly based upon Diodes’ stock price over the required four-year vesting period.

•
Research and development spending was $938,000, or 1.7% of revenue, compared to $942,000, or 1.9% of sales, in the third quarter of 2004. We expect that that Diodes’ R&D expense should reach 2 to 3% of sales, as the Company advances into the analog and mixed signal segments. Given the robust market demand we see for our new, higher-margin products, we believe that the potential return on investment of this higher R&D investment is justified and, in fact, essential for Diodes’ future growth and overall profitability.

•	Operating income increased 7.5% to $10.4 million, or 19.1% of sales, compared to $9.6 million, or 19.5% of sales, for the third quarter of 2004.

•
Capital expenditures were $6 million and $16.3 million year to date. Depreciation expense for the quarter was $4.1 million and $11.9 million year to date. With our Diodes-China facility running at capacity, we have already begun making investments in new packages that will support the first lines of standard analog devices. As a result, we are raising our annual cap ex forecast from $15 to $18 million to $20 to $23 million for 2005. This larger budget level will equip us with sufficient resources to increase production of higher-margin products, and be able to satisfy current and anticipated customer requirements.

•	EBITDA for the quarter was $14.2 million, compared to $12.9 million in the year-ago quarter.

•
We recognized $1.6 million in income taxes for the third quarter, for an effective tax rate of 15.7%, as compared to 22.3% in the third quarter of 2004. We continuously seek to take advantage of all available strategies that optimize our tax rate for every jurisdiction in which we operate. As we mentioned in our second quarter earnings call, we were analyzing the benefits afforded under the American Jobs Creation Act and now expect to increase the foreign dividend repatriation from $8 million announced last year to a total of $20 to $24 million, to take advantage of the 85% tax credit.

•
Net income for the third quarter increased 15.8% to a record $8.4 million, or $0.51 per diluted share, compared to $7.2 million, or $0.47 per diluted share, for the three months ended September 30, 2004. On a sequential basis, net income grew 9.4% from $7.7 million, or $0.47 per diluted share in Q205.

Shares outstanding properly reflect only a few days of the follow-on shares, with the full impact in 4Q05.
•
Our balance sheet continues to strengthen with $104 million in cash and short-term investments, $135 million in working capital, $14 million in long-term debt and unused and available credit facilities of $41.6 million. This reflects the contribution of our recent follow-on offering, in which 1,750,000 shares were sold by the Company, resulting in net proceeds to the Company of $60 million.

In October, Diodes sold 375,000 underwriter’s over-allotment shares as part of the follow-on offering, raising an additional $12 million. For the first nine months of 2005, shareholder equity increased 80% to $202 million. Our total debt to assets ratio improved dramatically to 24%, compared with 33% a year ago. Our balance sheet provides Diodes with the flexibility to aggressively pursue strategic corporate initiatives, including acquisitions to support our future growth.

•	Inventories were at $26.4 million, with inventory turns of 5.4 times in the quarter, compared with 6 turns at 2Q05.

•	Day's sales outstanding improved to 81 days in 3Q05, as compared to 85 days in the prior quarter. With our continued sales growth in Asia, we expect longer credit terms.

Outlook

As we continue to outperform the discrete semiconductor market, our book-to-bill is above one, and we expect a 1 to 4% sequential revenue growth with comparable gross margins for the fourth quarter of 2005.

In regards to our analog initiatives, we anticipate delivering actual products to the market by the first half of next year with a meaningful level of revenue from these products generated in the second-half of 2006.

We believe that Diodes is well positioned to execute within this timeline, given our allocation of additional resources to the analog strategy and the installation of a packaging capability for analog circuit production at our China facility. Also, our solid balance sheet and cash flow provide us with the latitude to pursue strategic acquisitions that could further augment our strong organic growth.

I’m now going to turn the discussion over to Mark King, our Senior Vice President of Sales and Marketing.

End Markets, Design Wins & New Products - Mark King

Thanks, Carl and good afternoon everyone.

Diodes posted another successful quarter in expanding our discrete market share by aligning our product development, marketing and sales initiatives with the highest growth end equipment opportunities, such as digital audio players and notebook computers, and by strengthening our solid market position in Asia.

Beginning with New Products

We introduced a total of 64 new part numbers from 6 different product families in the third quarter

We expanded the Company’s PowerDI™123 product group by introducing new lines of Transient Voltage Supressors, Standard rectifier, and two Schottky devices. Diodes enhanced the Company’s PowerDI™5 product line with five new Schottky devices. Diodes also launched a line of ESD-protected Small Signal MOSFETS in six different packages in both single element and array designs.

These new MOSFETs have Built-in Gate-Source Protection rated to exceed 2000V and Low On-Resistance for minimum power dissipation. We are offering them in dual and single configurations in small outline packages, and the devices are uniquely suited for use in Cellular & Cordless Phones, Computers, Voltage Inverters for LCD backlighting, Digital Still Cameras and Portable Electronics.

At the beginning of the third quarter, Diodes also launched a new platform of application-specific array products, including relay drivers, and voltage regulation circuits.

These products extend our multi-chip integration capabilities with arrays that combine multiple functions in a single, smaller, consolidated package. We are very excited about this new platform, which embodies the future direction of our packaging technologies.

Design wins

High interest in our new products translated into strong design win activity during the quarter.  We had multiple wins at 53 new or exiting accounts.

As with the previous quarter, design activity for both our small outline package SOD523 and PowerDI123 were very robust, with our PowerDI5 and arrays enjoying continued success with our OEM customers.

Highlights included:

•	PowerDI5 wins in 2 additional notebooks models,
•	PowerDI123 wins in a Bluetooth headset, mobile handset, portable POS terminal, and motherboard ,
•	Multiple array wins in DSC, Portable DVD, wired mobile headset, notebook, motherboard and an automotive sensor,
•	Performance Schottky wins in the automotive and set top box categories,
•	SOD523 wins in digital camera, mobile handset, portable GPS, notebook computer and TFT display, and
•	A first design win for our new voltage regulation circuit in a DC fan.

Also, key design wins that we obtained in the two previous quarters for our PowerDI5, PowerD123, and subminiature array products went into actual production late in third quarter to coincide with the expected mass production of the latest generation digital audio players and notebooks.

Our new product sales were 15.2% of total sales, compared to 15.6% last year. As with last quarter, new product revenues were primarily lead by the SOD523 product line, array products in various packaging platforms and the PowerDI™123 offerings.

Geographic Breakout
Geographically, Asia generated 67.0% of our third quarter revenues, with North America coming in at 30.3%, and Europe contributing approximately 2.7% of total revenues. While overall demand in Europe continues to be slack, our efforts here are beginning to gain traction, as we continue penetrating new accounts and fully leveraging our new distribution partnerships to grow Diodes’ market position in the region.

70% of our sales were to OEM customers during the quarter, with the balance going into distribution channels.

In North America, sales were up slightly in the third quarter, as pricing pressure on commodity products eased some and product lead times remained stable.

Average selling prices for discrete products actually increased slightly from 2Q but were down 14% from last year.

Given the ongoing shift of global electronics production to Asia, historically attractive segments for Diodes, such as set top box and DSL businesses continued to experience less than outstanding demand in the U.S.

Sales for accounts designed in the United States and built in Asia remained brisk, with good overall design activity. Array designs remained very popular, with heightened interest in custom arrays and sustained interest in PowerDI123 and PowerDI5. Distributor inventory edged slightly lower from last quarter and remains at a two-year low.

Wafer selling prices were down 6% sequentially and 24% year-over-year.

In Europe, revenue was up modestly in a flat market. The ongoing trend of outsourcing to Asia continues to accelerate. Also, pricing pressures here remain high, as we push to expand in the market and as product lead times remain short. We continue to make progress in positioning Diodes favorably with OEM customers, while expanding the Company’s presence with our new distributor partnerships there.

For Asia, sales were strong in the quarter, as we continue to gain share. The computer and consumer sectors are driving revenue growth, especially in the digital audio player and notebook computer categories.

Average selling prices were down 2% sequentially and 13% year-over-year.

We maintained our strong market share increases in notebooks during the quarter and expect further gains for Q4. Commodity products’ lead times started to lengthen during the third quarter, and we may see some transitory shortages in Q4. Hence, the pricing for these products began to stabilize late in the third quarter and look relatively firm through the coming quarter.

Summary
In summary, we are pleased with the overall results of our key product development, marketing, and sales initiatives for the third quarter.

We are seeing a healthy level of customer demand for many of our new, higher-margin product offerings, and anticipate similar levels of success going forward.

We also continued to secure key design wins that position us favorably to take advantage of opportunities created as next-generation products go into mass production in the coming quarters.

Based on these factors, we also feel that our marketing and sales channels are well-positioned to support our expansion into adjacent products, such as standard analog and mixed-signal products.

As Dr. Lu outlined, we continue to experience strong momentum in the discrete market and are extremely excited about the opportunities for incremental growth that will open up as we expand the range of products we can bring to new and existing customers.

With that, we will open up the call to your questions. Operator.